Exhibit 99.1

INTERVAL LEISURE GROUP, INC. ANNOUNCES AMENDMENT OF

REVOLVING CREDIT FACILITY

Miami, FL, April 8, 2014 — Interval Leisure Group, Inc. (NASDAQ: IILG) announced today that its subsidiary, Interval Acquisition Corp., has entered into an amendment and incremental revolving commitment agreement, increasing its existing $500 million revolving credit facility to $600 million and extending the term to April 2019.

Additional details regarding the credit facility are available in the Current Report on Form 8-K filed with the Securities and Exchange Commission on April 8, 2014.

About Interval Leisure Group

Interval Leisure Group (ILG) is a leading global provider of membership and leisure services to the vacation industry. Headquartered in Miami, Florida, ILG has approximately 5,000 employees worldwide. The company’s Membership and Exchange segment offers leisure and travel-related products and services to about 2 million member families who are enrolled in various programs. Interval International, the segment’s principal business, has been a leader in vacation ownership exchange since 1976. With offices in 16 countries, it operates the Interval network of nearly 2,900 resorts in over 80 nations. ILG delivers additional opportunities for vacation ownership exchange through its Trading Places International (TPI) network. ILG’s Management and Rental segment includes Aston Hotels & Resorts, Aqua Hospitality, VRI Europe (VRIE), Vacation Resorts International (VRI), and TPI. These businesses provide hotel, condominium resort, timeshare resort, homeowners’ association and club management, as well as rental services, to travelers and owners at more than 250 vacation properties, resorts, and club locations throughout North America and Europe. More information about the company is available at www.iilg.com.

Investor Contact:

Jennifer Klein

Investor Relations

Jennifer.Klein@iilg.com

305-925-7302

Media Contact:

Christine Boesch

Corporate Communications

Chris.Boesch@intervalintl.com

305-925-7267